Exhibit 23.3
Valuation Advisor’s Consent
We consent to the inclusion in this Registration Statement of Stericycle, Inc. on Amendment No. 2 to Form S-4 [File No. 333-144613] of our opinion dated June 30, 2007 with respect to the fairness, from a financial point of view, of the merger consideration described therein to the holders of common stock of MedSolutions, Inc., which report appears in the Proxy Statement/Prospectus which is part of this Registration Statement. We also consent to the references to our report in such Proxy Statement/Prospectus.
/s/ Van Amburgh Valuation Associates, Inc.
Van Amburgh Valuation Associates, Inc.
Dallas, Texas
October 1, 2007